Exhibit 99

Dillard’s, Inc. Announces Travel Agency Closure

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s Inc. (NYSE: DDS) (the “Company or “Dillard’s”) announced that it is closing its Dillard’s Travel agency. The agency currently operates in 43 of the Company’s 318 stores and employs approximately 160 associates. Dillard’s remains committed to servicing existing customers who have pending travel booked through Dillard’s Travel. The Company has retained certain travel managers who are dedicated to ensuring exceptional customer service throughout all existing bookings. The agency is no longer booking new travel arrangements.

The agency closure is a result of the Company’s ongoing review and closure of under-performing units under appropriate conditions. Dillard’s is currently working with the associates of Dillard’s Travel to relocate them to positions in the stores. Dillard’s Executive Travel, based in Little Rock, will remain in operation and will continue to service its corporate clients as well as the travel needs of the Company.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations